UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2020

FORESCOUT TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38253	51-0406800
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

  190 West Tasman Drive
San Jose, California 95134

  (Address of principal executive offices)

(408) 213-3191

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	FSCT	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

☐ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

On February 6, 2020, Forescout Technologies, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ferrari Group Holdings, L.P., a Delaware limited partnership (“Parent”), and Ferrari Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent (the “Surviving Corporation”).

The Board of Directors of the Company (the “Board”) unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of the Company and its stockholders and approved the Merger Agreement and the transactions contemplated by the Merger Agreement and unanimously resolved to recommend that the Company’s stockholders vote to adopt and approve the Merger Agreement and the Merger.

Under the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of the Company common stock (other than shares (i) held by the Company as treasury stock, (ii) owned by Parent or Merger Sub, (iii) owned by any direct or indirect wholly owned subsidiary of Parent or Merger Sub or (iv) held by stockholders who have neither voted in favor of the adoption of the Merger Agreement nor consented thereto in writing and properly and validly exercised their statutory rights of appraisal under Delaware law) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $33.00, without interest (the “Per Share Price”).

With respect to the Company’s stock-based equity awards, at the effective time of the Merger, (1) each outstanding stock-based award, to the extent then vested, will be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the Per Share Price (less the purchase price per share, if any, of such stock-based award) by (ii) the total number of shares of the Company’s common stock then subject to the then-vested portion of such stock-based award; and (2) each outstanding stock-based award, to the extent not then vested, will be continued and will thereafter confer on the holder of such stock-based award the right to receive an amount, without interest, equal to the product obtained by multiplying (i) the Per Share Price (less the purchase price per share, if any, of such stock-based award) by (ii) the total number of shares of common stock then subject to the then-unvested portion of such stock-based award, which amount will be paid, at Parent’s election, either in cash or in stock of the Surviving Corporation or a parent corporation thereof, and will be payable on the same vesting schedule, and subject to the same terms and conditions, as the unvested portion of the stock-based award to which it relates. However, the number of shares of the Company’s common stock subject to the unvested portion of any stock-based award with performance-based vesting with respect to a performance period that ended prior to the effective time of the Merger will be continued as described in the preceding sentence based on the portion of the then unvested portion of such stock-based award actually earned based on performance, or as specified in the Merger Agreement.

With respect to the Company’s stock options, at the effective time of the Merger each outstanding and unexercised Company option that is not fully vested in accordance with its terms, will fully vest and, together with all fully-vested options, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the excess, if any, of the Per Share Price less the exercise price per share of such option, by (ii) the total number of shares of Company common stock then issuable upon exercise in full of such option. Any option for which the exercise price per share is equal to or greater than the Per Share Price will be cancelled without any cash payment being made in respect thereof.

Consummation of the Merger is subject to the satisfaction or waiver of customary closing conditions, including (1) approval of the Merger Agreement by the Company’s stockholders; (2) the absence of any law or order restraining, enjoining or otherwise prohibiting the Merger; and (3) the expiration or termination of the waiting period under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and clearance under the antitrust laws of certain non-United States jurisdictions.

Pursuant to the terms of a “go-shop” provision in the Merger Agreement, during the period beginning on the date of the Merger Agreement and ending at 12:01 a.m. on March 8, 2020 (such date, the “No-Shop Period Start Date”), the Company may (1) initiate, solicit, propose, induce or encourage any alternative acquisition proposals from third parties; (2) provide nonpublic information to such third parties; and (3) participate in discussions and negotiations with such third parties regarding alternative acquisition proposals. Beginning on the No-Shop Period Start Date, the Company will become subject to customary “no-shop” restrictions on its ability, except as permitted by the Merger Agreement, to solicit, initiate, propose or induce the making or knowingly encourage alternative acquisition proposals from third parties and to provide nonpublic information to, or participate in, discussions or negotiations with third parties regarding alternative acquisition proposals.

The Company has made customary representations, warranties and covenants in the Merger Agreement. Each of Parent and Merger Sub has also made customary representations, warranties and covenants in the Merger Agreement.

The Merger Agreement contains certain termination rights for the Company and Parent. Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $55,832,270. Specifically, if the Merger Agreement is terminated by (1) Parent, if the Board changes its recommendation with respect to the Merger, (2) Parent, if the Company breaches or fails to perform, in accordance with the Merger Agreement, in any material respect its obligations under the alternative acquisition solicitation provisions in the Merger Agreement, or (3) the Company, if the Board authorizes the acceptance of a superior proposal and such proposal was not solicited in breach of the alternative acquisition solicitation provisions in the Merger Agreement, then, in each case, the termination fee will be payable by the Company to Parent upon termination. However, under certain circumstances as described in the Merger Agreement, if the Company terminates the Merger Agreement to enter into a superior proposal with an Excluded Party (as such term is defined in the Merger Agreement), then the amount of the termination fee payable to Parent will be $37,221,513. The termination fee will also be payable in certain circumstances if (1) the Merger Agreement is terminated because the Merger is not completed by June 6, 2020 (subject to extension to August 6, 2020, under certain circumstances as set forth in the Merger Agreement), the Company’s failure to obtain the required approval of its stockholders or because of a material breach of the Company’s representations, warranties or covenants in a manner that would cause the related closing conditions to not be satisfied, (2) prior to such termination (but after the date of the Merger Agreement) a proposal, generally speaking, to acquire at least 50% of the Company’s stock or assets is publicly announced or disclosed by a third party and (3) the Company subsequently consummates, or enters into a definitive agreement providing for, a transaction involving the acquisition of at least 50% of its stock or assets within one year of such termination.

Upon termination of the Merger Agreement under other specified circumstances, Parent will be required to pay the Company a termination fee of $111,664,539. Specifically, if the Merger Agreement is terminated by the Company if (1) Parent fails to consummate the Merger as required pursuant to, and in the circumstances specified in, the Merger Agreement, or (2) Parent or Merger Sub’s material breach of its representations, warranties or covenants in a manner that would cause the related closing conditions to not be satisfied, then, in each case, the termination fee will be payable by Parent to the Company upon termination. Certain funds managed or advised by Advent International Corporation (“Advent”) have provided the Company with a limited guarantee in favor of the Company (the “Limited Guarantee”). The Limited Guarantee guarantees, among other things, the payment of the termination fee payable by Parent, subject to the conditions set forth in the Limited Guarantee.

The Merger Agreement also provides that the Company, on one hand, or Parent and Merger Sub, on the other hand, may specifically enforce the obligations under the Merger Agreement, except that the Company may only cause Parent to consummate the Merger, and Advent to provide the equity financing, if certain conditions are satisfied, including the funding or availability of the debt financing.

In addition to the foregoing termination rights, and subject to certain limitations, each of the Company or Parent may terminate the Merger Agreement if the Merger is not consummated by June 6, 2020 (subject to extension to August 6, 2020, under certain circumstances as set forth in the Merger Agreement).

Pursuant to an equity commitment letter dated February 6, 2020, certain funds managed or advised by Advent have committed to provide Parent, on the terms and subject to the conditions set forth in the equity commitment letter, at the effective time of the Merger, with an aggregate equity contribution of up to $1,341 million.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1, and is incorporated into this report by reference.

The Merger Agreement contains representations and warranties by each of Parent, Merger Sub and the Company. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and:

•	may have been qualified in the Merger Agreement by disclosures that were made to the other party in the disclosure letter to the Merger Agreement;

•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.

Item 8.01	Other Events.

Press Release

On February 6, 2020, the Company issued a press release announcing the entry into the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 andis incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated February 6, 2020, among Ferrari Group Holdings, L.P., Ferrari Merger Sub, Inc. and Forescout Technologies, Inc.
99.1	Press Release, dated February 6, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ForeScout Technologies, Inc.

Date: February 7, 2020	By:	/s/ Darren J. Milliken
		Name:	Darren J. Milliken
		Title:	Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer